Exhibit 99.1

Eclipse Resources Corporation Announces the Closing of its Previously Announced Utica Shale Drilling Joint Venture

STATE COLLEGE, PA- December 27, 2017- (BUSINESS WIRE) - Eclipse Resources Corporation (NYSE:ECR) (the “Company” or “Eclipse Resources”) announced today that it has, through certain subsidiaries, entered into definitive agreements with Sequel Energy Group LLC (“Sequel”) (an affiliate of GSO Capital Partners LP, or “GSO”) on December 22, 2017 to establish the previously announced drilling joint venture on the Company’s Utica Shale acreage in Guernsey and Monroe Counties in southeast Ohio (the “Drilling Joint Venture”).

Drilling Joint Venture Highlights:

•	Committed funding from Sequel of up to $285 million to fund its proportionate share of two drilling programs comprising 34 gross wells in aggregate, commencing with wells currently in progress and extending through wells expected to be commenced through the end 2018. This committed funding amount reflects the Company’s working interest election in the first program.

•	A mutual option for an additional third well program consisting of approximately 16 wells, which would increase the committed funding.

•	Eclipse Resources shall be the operator of all wells drilled within each well program.

•	Eclipse Resources shall retain 50% of its pre-carry working interest in the first program and shall have the option until January 31, 2018 to adjust its pre-carry working interest in the second program and, if applicable, the third well program to between 30% to 70% until such program is commenced.

•	A 15% carried interest on drilling and completion capital expenditures incurred in each well program, proportionately reduced to Eclipse Resources retained pre-carry working interest.

•	A significant portion of Sequel’s working interest in each well program will revert to Eclipse Resources once a certain return is realized by Sequel in each program.

Benjamin W. Hulburt, Chairman, President and CEO, commented on the Company’s joint venture agreement, “We believe that the drilling joint venture agreement we have entered into with Sequel, an affiliate of GSO, speaks to both the quality of our assets and our industry leading operational performance. The Company has elected to retain a 50% pre-carry working interest in the first program and anticipates making its election into the second program, along with announcing the Company’s 2018 Capital budget, during the first quarter of 2018. The structure of the drilling joint venture allows us to maintain an efficient, two rig operating program while providing flexibility to manage capital spending to a level that is appropriate depending on the strength of the forward commodity curves. We are extremely pleased with the final terms and structure outlined by the agreement with Sequel and the high degree of confidence that our partner has in our assets and operational capabilities.”

About Eclipse Resources

Eclipse Resources is an independent exploration and production company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin, including the Utica and Marcellus Shales. For more information, please visit the Company’s website at www.eclipseresources.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this press release, regarding Eclipse Resources’ strategy, future operations, financial position, estimated revenues and income/losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “plan,” “endeavor,” “will,”

“would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Eclipse Resources’ current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in Eclipse Resources’ Annual Report on Form 10-K filed with the Securities Exchange Commission on March 3, 2017 (the “2016 Annual Report”), and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Reports on Form 10-Q.

Forward-looking statements may include statements about Eclipse Resources’ business strategy; reserves; Drilling Joint Venture with Sequel, including the expected benefits of such transaction and its impact on the Company’s business, operations and assets; financial strategy, liquidity and capital required for developing its properties and timing related thereto; realized natural gas, natural gas liquids and oil prices; timing and amount of future production of natural gas, NGLs and oil; its hedging strategy and results; future drilling plans; competition and government regulations, including those related to hydraulic fracturing; the anticipated benefits under its commercial agreements; pending legal matters relating to its leases; marketing of natural gas, NGLs and oil; leasehold and business acquisitions; the costs, terms and availability of gathering, processing, fractionation and other midstream services; general economic conditions; credit markets; uncertainty regarding its future operating results, including initial production rates and liquid yields in its type curve areas; and plans, objectives, expectations and intentions contained in this press release that are not historical.

Eclipse Resources cautions you that these forward-look statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility and the recent significant decline of the price of natural gas, NGLs, and oil, inflation, lack of availability of drilling, production and processing equipment and services, our failure to realize the expected benefits of the Drilling Joint Venture with Sequel and to effectively implement such transaction, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Risk Factors” in the 2016 Annual Report and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Reports on Form 10-Q.

All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Eclipse Resources or persons acting on the Company’s behalf may issue. Except as otherwise required by applicable law, Eclipse Resources disclaims any duty to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:

Eclipse Resources Corporation
Douglas Kris, Investor Relations 814-325-2059 dkris@eclipseresources.com